UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________________________________________

Date of Report (Date of earliest event reported): February 25, 2008

BEST ENERGY SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-142350	02-0789714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Lamar St., Suite 1200, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 713-933-2600

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

The information set forth in Item 2.01 of this Current Report on Form 8-K that relates to the entry of material definitive agreements is incorporated by reference into this Item 1.01.

Item 2.01.       Completion of Acquisition or Disposition of Assets

We recently purchased the ongoing business operations of the two companies: Best Well Services, Inc. and Bob Beeman Drilling Company.  We reported the acquisition of these two entities in our Current Report on Form 8-K dated February 21, 2008.  As disclosed in that Current Report, we received proceeds of $8,640,000 under an offering (the “Offering”) of units, where each unit is comprised of 625 shares of our common stock and 90 shares of our Series A preferred stock.  As of the February 14, 2008 closing on these initial acquisitions we had sold 8,640 units.  We also entered into a line of credit with PNC Bank, National Association and certain other lenders pursuant to which we may borrow up to a maximum amount of $25,000,000.  We used part of these credit facility borrowings to fund the acquisition of Best Well Services, Inc. and Bob Beeman Drilling Company.  On February 27, 2008, we used additional borrowings, along with shares of our common stock, to acquire certain assets of three additional businesses: American Rig Housing, Inc. (“ARH”), Robert L. Beeman d/b/a BB Drilling Co. (“BB Drilling”)  and Drill Site Services & Investments, LLC ( “DSS”).

ARH: We have acquired certain assets of ARH in exchange for 6,200,000 shares of our common stock.  These assets consist of oil field rig houses, motor vehicles, rolling stock and related tools and equipment.  We assumed no liabilities of ARH in connection with this transaction.  We have valued this transaction at $2,271,000. ARH is owned and controlled by Mr. Larry Hargrave, our chief executive officer and a director.  As part of this transaction, we have entered into a three year lease with Mr. Hargrave for an equipment yard located in <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Cleveland, Texas at $6,000 per month.  In addition, ARH has agreed to not compete with us for a period of five years and to not solicit our customers, suppliers, or employees for a period of three years.

BB Drilling:  We have acquired certain assets of BB Drilling from its owner, Robert L. Beeman, for a total purchase price of $2,000,000.  These assets consist of drilling rigs, motor vehicles, rolling stock, pumps and related tools and equipment. We assumed no liabilities of BB Drilling in connection with this transaction.  As part of the transaction, Mr. Beeman has agreed to restrict the disclosure of confidential information pertaining to our business, and will not compete with our business or solicit our customers, suppliers or employees for a period of five years.

DSS:  We acquired certain assets of DSS from its owner, Todd Beeman, for a total purchase price of $1,000,000 and common stock valued at $50,000 based on a 10 day volume weighted average price, commencing with the first day of trading.  These assets consist of drilling rigs, motor vehicles, rolling stock, and related tools and equipment. We assumed no liabilities of DSS in connection with this transaction.  As part of the transaction, Mr. Beeman has agreed to restrict the disclosure of confidential information pertaining to our business, and to not compete with our business or solicit our customers, suppliers or employees for a period of two years.

We have entered into an employment agreement with Todd Beeman to act as our Vice President of Western Operations.  We reported this event in our Current Report on Form 8-K dated February 21, 2008.  The form employment agreement has been filed as an attachment to Exhibit 2.3 to this Form 8-K.

The foregoing is not a complete summary of the terms of the respective acquisition agreements and accompanying documents described in this Item 2.01, and reference is made to the complete text of the respective agreements attached hereto as Exhibits 2.1, 2.2 and 2.3.

Item 3.02.       Unregistered Sales of Equity Securities

The information set forth in Item 2.01 of this Current Report on Form 8-K that relates to the unregistered sales of our common stock is incorporated by reference into this Item 3.02.  Specifically, we issued 6,200,000 shares of our common stock to ARH in the acquisition of assets and 784,375 shares of our common stock and 112,950 shares of our Series A preferred stock to ARH for a combination of cash and prepayment of transaction costs totaling $1,255,000.  The net effect of these share issuances is that ARH will retain 4,850,000 shares of our common stock after satisfying certain other obligations that it had incurred.  In addition, we have agreed to issue Todd Beeman common stock valued at $50,000 based on a 10 day volume weighted average price, commencing with the first day of trading.

The securities were offered in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder.

Item 8.01        Other Events

Effective February 27, 2008, the new symbol for our common stock is BEYS.OB.  On March 4, 2008, we issued a press release announcing the completion of the acquisitions described in Item 2.01.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits

    (d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Asset Purchase Agreement – American Rig Housing, Inc. dated February 25, 2008; Bill of Sale; Lease Agreement; Release
2.2	Asset Purchase Agreement – BB Drilling Co. dated February 25, 2008; Bill of Sale; Noncompetition, Nondisclosure and Nonsolicitation Agreement; Release
2.3	Asset Purchase Agreement – Drill Site Services, LLC dated February 25, 2008; Bill of Sale; Noncompetition, Nondisclosure and Nonsolicitation Agreement; Release; Employment Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 4, 2008	Best Energy Services, Inc.

By: /s/Larry Hargrave
Larry Hargrave
Chief Executive Officer